UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2013

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 6, 2013, the Compensation Committee of the Board of Directors of Infinity Pharmaceuticals, Inc. (the “Company”), approved the Infinity Pharmaceuticals, Inc. Executive Severance Benefits Plan (the “Plan”), effective February 6, 2013.

The Plan provides eligible full time executives holding the title of Executive Vice President or above (“Covered Employees”) certain severance benefits upon a termination without cause (as defined) or a resignation for good reason (as defined) including in each case within one year following a change in control (as defined) (each, a “Covered Termination”). Pursuant to the Plan, each Covered Employee who is subject to a Covered Termination is entitled to:

•	continuation of such Covered Employee’s monthly base salary (as defined) for the twelve-month period following such termination;

•

payment by the Company of a portion of the cost of COBRA continuation of benefits coverage for the participant and his or her applicable dependents for the twelve-month period following such termination or until the Covered Employee commences new employment and is eligible for new plan coverage, if sooner, subject to certain conditions set forth in the Plan;

•	outplacement benefits for up to six months at the discretion of the Plan’s administrator or until the Covered Employee commences new employment, if sooner;

•

any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of the Covered Employee’s termination and which the Board deems granted to the Covered Employee in its discretion pursuant to the Company’s contingent compensation program

•

at the sole discretion of the Plan’s administrator, the prorated amount of any minimum bonus award approved by the Compensation Committee of the Board for the year in which the Covered Termination occurs; and

•	immediate vesting of the portion of any outstanding Company equity awards of the Covered Employee which would have vested within the one (1) year-period following such Covered Termination.

Receipt of any severance benefits under the Plan requires that the Covered Employee: (a) comply with the provisions of any applicable noncompetition, nonsolicitation, and other obligations to the Company; and (b) execute and deliver a suitable waiver and release under which the Covered Employee releases and discharges the Company and its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the Covered Employee, which release becomes binding within 60 days following the Covered Employee’s termination of employment. If a Covered Employee dies following a Covered Termination but before such Covered Employee has received all of the severance benefits to which such Covered Employee is entitled under the Plan, the remaining payments will be made to the Covered Employee’s designated beneficiary or estate.

The Plan provides that the following employees will not be eligible for severance benefits, except to the extent specifically determined otherwise by the Plan’s administrator:

•	an employee who is terminated for cause;

•	an employee who retires, terminates employment as a result of an inability to performs his duties due to physical or mental disability or dies;

•	an employee who voluntarily terminates his employment, except, for good reason;

•	an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement;

•

an employee who promptly becomes employed by another member of the controlled group of entities of which the Company (or its successor in the change in control) is a member as defined in Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended; and

•

an employee who loses employment in connection with a change in control, outsourcing arrangement or other corporate transaction and who accepts employment with an acquirer of any of the businesses, operations or assets of the Company or refuses an offer of such employment in a position providing comparable responsibilities and compensation.

The Plan provides for recoupment of severance benefits under specified circumstances if the Covered Employee fails to comply with the terms of the Plan.

The Plan supersedes (i) existing severance plans and separation policies applying to Covered Employees with respect to any termination that would, under the terms of this Plan, constitute a Covered Termination and (ii) the provisions of any agreements between any Plan participant and the Company that provide for severance benefits.

This description of the Plan is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is included in this report:

Exhibit No.	Description

10.1	Infinity Pharmaceuticals, Inc. Executive Severance Benefits Plan effective February 6, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: February 12, 2013	By:	/s/ Lawrence E. Bloch
Lawrence E. Bloch, MD, JD
EVP, Chief Financial Officer and Chief Business Officer